Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable October 29, 2008 to stockholders of record as of October 6, 2008.

For the thirteen weeks ended August 29, 2008, Golden Enterprises, Inc.’s net sales increased $1.5 million or 5% on net sales of $29,850,688 compared to $28,394,228 for the same period last year. Basic and diluted earnings per share were $.03 compared to $.07. Net income in the first quarter was adversely impacted by continued increases in commodity cost and a one time cost associated with the re-alignment of the eastern portion of our route system. The net effect of these costs created approximately $.07 per share negative impact on our earnings per share.

The Company has been able to increase its prices to its consumers during the first quarter of 2009 in an effort to offset the unprecedented increases in fuel cost, escalating commodity cost and a weak dollar. Additionally, the re-alignment of the eastern portion of our route sales system will reduce costs associated with selling and delivery. The benefits of these changes will help move the Company forward with improved profit margins.

The following is a summary of sales and income information for the thirteen weeks ended August 29, 2008 and August 31, 2007.

	THIRTEEN WEEKS ENDED
	August 29,	August 31,
	2008	2007
Net sales	$29,850,688	$28,394,228

Income before income taxes	$580,823	$1,335,037
Income taxes	226,357	492,664

Net income	$354,466	$842,373

Basic and diluted earnings per share	$.03	$.07

Basic weighted shares outstanding	11,783,385	11,835,288

Diluted weighted shares outstanding	11,783,385	11,835,288

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132